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                         March 19, 2021

       George Holmes
       Chief Executive Officer
       Resonant Inc
       1090 Stonelake Boulevard
       Suite 100 Office 02-130
       Austin, TX 78759

                                                        Re: Resonant Inc
                                                            Registration
Statement on Form S-3
                                                            Filed March 12,
2021
                                                            File No. 333-254242

       Dear Mr. Holmes:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jay
Mumford at 202-551-3637 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing